UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2014

APPLE REIT TEN, INC.
(Exact name of registrant as specified in its charter)

Virginia	000-54651	27-3218228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Ten, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 8.01 of Form 8-K.

Item 8.01.	Other Events.

On December 15, 2014, we caused one of our indirect wholly-owned subsidiaries (the “purchasing subsidiary”), to enter into a series of purchase contracts for the potential purchase of three hotels. The table below describes these hotels:

Hotel Location	Franchise	Seller	Number of Rooms	Purchase Price
San Juan Capistrano, California	Residence Inn	Camino Capistrano SPE, LLC	130	$29,200,000
Tustin, California	Fairfield Inn & Suites	Tustin Gateway FIS SPE, LLC	145	31,000,000
Tustin, California	Residence Inn	Tustin Gateway RI SPE, LLC	149	42,800,000
TOTAL			424	$103,000,000

The purchase contract for the San Juan Capistrano, California hotel also contemplates that our purchasing subsidiary would assume an existing loan secured by the property and a ground lease. The current outstanding principal is approximately $16.7 million, the interest rate is 4.149% and the loan matures in June 2020.  Monthly payments of principal and interest are due on an amortized basis.

During the review period, which ends on January 29, 2015, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the hotels. Our purchasing subsidiary may terminate a purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to the hotels as a result of its review that will cause us to terminate an agreement to purchase a hotel.

Certain closing conditions must be met before or at the closing, and are not currently satisfied. They include, but are not limited to, the following: the seller having performed and complied in all material respects with the covenants under the purchase contracts; all third party consents having been obtained; the existing management and franchise agreements shall have been terminated or assigned to one of our subsidiaries by the seller or as applicable new management and franchise agreements shall have been executed by one of our subsidiaries. If any of the closing conditions under the purchase contracts are not satisfied by the seller, our purchasing subsidiary may terminate the purchase contracts without penalty.

Accordingly, as of the date of this report and until the closing of the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire the hotels.

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Ten, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight,
Chief Executive Officer

December 18, 2014